UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPlife Digital Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	4899	82-4868628
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

50 California St, #1500

San Francisco, CA 94111

(415) 439-5260

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Please send copies of all communications to:

BRUNSON CHANDLER & JONES, PLLC

175 South Main Street, Suite 1410

Salt Lake City, Utah 84111

801-303-5772

chase@bcjlaw.com

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(do not check if a smaller reporting company)		Emerging Growth Company	[X]

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MARCH ___, 2023

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

APPLIFE DIGITAL SOLUTIONS, INC.

50,000,000 Common Shares

The selling stockholder identified in this prospectus may offer an indeterminate number of shares of its common stock, which will consist of up to 50,000,000 shares of common stock to be sold by GHS Investments LLC (“GHS”) pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated December 15, 2022. If issued presently, the 50,000,000 of common stock registered for resale by GHS would represent 25.18% of our issued and outstanding shares of common stock as of December 30, 2022.  Approximately 68.83% of our outstanding common stock is owned by our sole officer, Matt Reid.  Accordingly, we are a “controlled company” under Nasdaq corporate governance rules and are eligible for certain exemptions from these rules.  See “Risk Factors – We will be a ‘controlled company’ within the meaning of the listing rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” on for more information.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest trading price of our common stock during the ten (10) consecutive trading day period preceding on the date on which we deliver a put notice to GHS (the “Market Price”).

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on OTC Markets under the symbol “ALDS”. On December 29, 2022, the last reported sale price for our common stock was $0.0182 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 6. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2023.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “APPlife” the “Company,” “we,” “us,” and “our” refer to APPlife Digital Solutions, Inc., a Nevada corporation.

Item 3. SUMMARY INFORMATION, RISK FACTORS, AND RATIO OF EARNINGS TO FIXED CHARGES

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

Corporate Background

APPlife Digital Solutions, Inc. (the “Company”) was formed March 5, 2018, in Nevada and has offices in San Francisco, California and Shanghai, China.  Our office in San Francisco, California allows us to take advantage of the marketing opportunities available in the United States as well as keeping close proximity to sources of capital whether it is debt or equity.  Our offices in Shanghai, China allows us to take advantage of a high concentration of skilled tech coders and developers at lower capital costs than in more developed countries such as the United States or Europe.  The Company’s mission is using digital technology to create APPs and websites and to invest in other ecommerce or cloud-based businesses for a share of their revenue. Our goal is to build and invest in projects that make life, business and living easier, more efficient and just smarter.

We are a development stage company with a limited operating history, operations, and revenues and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost.

Where You Can Find Us

Our offices are currently located at 50 California St., #1500, San Francisco, CA 94111.  Our telephone number is (415) 439-5260.

GHS Equity Financing Agreement and Registration Rights Agreement

Summary of the Offering

Shares currently outstanding:	148,543,635

Shares being offered:	50,000,000

Offering Price per share:

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital and for potential acquisitions.

OTC Markets Symbol:	ALDS

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Financial Summary

The tables and information below are derived from our consolidated financial statements for the twelve months ended June 30, 2022 and 2021.

	June 30, 2022	June 30, 2021

Cash	189,233	$250,073
Total Assets	261,471	34,113
Total Liabilities	1,265,864	1,683,487
Total Stockholder’s Equity (Deficit)	(1,004,393)	(1,350,426)

Statement of Operations

	Year End June 30, 2022	Year End June 30, 2021

Revenue	28,162	4,951
Total Operating Expenses	3,012,414	3,719,355
Net Loss for the Period	(3,726,635)	(4,226,840)
Net Loss per Share	(0.07)	(0.10)

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed, and the value of our stock could go down. This means you could lose all or a part of your investment.

Special Information Regarding Forward-Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non- reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We have a limited operating history, and our ability to generate revenue sufficient to support our operations is uncertain.

We were formed on March 5, 2018 and have only recently begun operations.  We have a limited operational history upon which you can evaluate our potential for future success. Additionally, we are subject to additional risks associated with early-stage businesses, many of which will be beyond our control. These risks include uncertainty about our maintain or increase our revenues, our ability to limit our operational expenses, other operational difficulties, lack of sufficient capital, competition from more advanced companies selling similar floor safety products, and unanticipated problems, delays, and expenses relating to the implementation of our business plan. We cannot ensure that we will operate profitably in the future, or that we will have adequate working capital to meet our obligations as they become due.

We cannot guarantee continued sales of our products or services.

The Company’s business is focused on providing digital technology to create Apps and websites. We cannot provide any assurance that our products and services will sell or continue to sell at rates they have historically.  Our products and services may become less attractive compared to competing products and services, and our business would be harmed.

We may be unable to effectively implement our business model and expand.

Our business model and growth and marketing strategy is predicated on its ability to introduce our products and services to the market. We cannot assure that we will be able to execute our business plan, introducing our products and services into new markets, that customers will embrace our products compared to competing products and services already well established in those markets, that any of the target markets will adopt our products and services, or that prospective customers will agree to pay the prices for our products and services in those new markets we plan to charge. In the event prospective customers resist our products and services and paying the prices we will charge, the Company’s business, financial condition, and results of operations will be materially and adversely affected.

We may incur significant debt to finance our operations.

There is no assurance that the Company will not incur debt in the future, that it will have sufficient funds to repay its indebtedness, or that the Company will not default on its debt, jeopardizing its business viability. Furthermore, the Company may not be able to borrow or raise additional capital in the future to meet the Company’s needs or to otherwise provide the capital necessary to conduct its business.

The Company is dependent on the performance of certain personnel.

The Company’s success depends substantially on the performance of its CEO and key employee, Matt Reid.  Given the Company’s relatively early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel. Although the Company believes it will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect the Company’s ability to market, sell, and enhance its products. While Mr. Reid is currently devoting his full-time working efforts to the Company, other employees of the Company may only be available to the Company on a part-time basis. The loss of one or more of its key employees or the Company’s inability to hire and retain other qualified employees, including but not limited to research and development staff, sales staff, field staff, and corporate office support staff, could have a material adverse effect on the Company’s business.

The Company has not established consistent methods for determining the consideration paid to management.

The consideration being paid by the Company to its CEO, Mr. Reid, has not been determined based on arm’s length negotiation. While management believes that Mr. Reid’s current compensation arrangement is fair for the work being performed, there is no assurance that the consideration to management reflects the true market value of his services. Additionally, in the future, the Company may grant net profits interests to its executive officers in addition to stock options, which may further dilute shareholders’ ownership of the Company.

There is no guarantee that the Company will pay dividends to its shareholders.

The Company does not anticipate declaring and paying dividends to its shareholders in the near future. It is the Company’s current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase the Shares. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of the Company’s Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Company’s Board of Directors.

A small group of Company employees and their related parties hold a majority of the control of the Company.

As of December 30, 2022, the Company’s CEO, Mr. Reid, owns approximately 68.83% of the Company’s outstanding Common Stock. By virtue of such stock ownership, Mr. Reid is able to control the election of the members of the Company’s Board of Directors and to generally exercise control over the affairs of the Company. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. There can be no assurance that conflicts of interest will not arise with respect to such management or that such conflicts will be resolved in a manner favorable to the Company.

Management cannot guarantee that its relationship with the Company does not create conflicts of interest.

The relationship of management and its affiliates to the Company could create conflicts of interest. While management has a fiduciary duty to the Company, it also determines its compensation from the Company. Management’s compensation from the Company has not been determined pursuant to arm’s-length negotiation.

The Company may sustain losses that cannot be recovered through insurance or other preventative measures.

There is no assurance that the Company will not incur uninsured liabilities and losses as a result of the conduct of its business. The Company plans to maintain comprehensive liability and property insurance at customary levels. The Company will also evaluate the availability and cost of business interruption insurance. However, should uninsured losses occur, the Shareholders could lose their invested capital.

We may be subject to liabilities that are not readily identifiable at this time.

The Company may have liabilities to affiliated or unaffiliated lenders. These liabilities would represent fixed costs we would be required to be pay, regardless of the level of business or profitability experienced by the Company. There is no assurance that the Company will be able to pay all of its liabilities. Furthermore, the Company is always subject to the risk of litigation from customers, suppliers, employees, and others. Litigation can cause the Company to incur substantial expenses and, if cases are lost, judgments, and awards can add to the Company’s costs.

In the course of business, the Company may incur expenses beyond what was anticipated.

Unanticipated costs may force the Company to obtain additional capital or financing from other sources or may cause the Company to lose its entire investment in the Company if it is unable to obtain the additional funds necessary to implement its business plan. There is no assurance that the Company will be able to obtain sufficient capital to implement its business plan successfully. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of shareholder investment in the Company is diminished.

The Company will rely on management to execute the business plan and manage the Company’s affairs.

Under applicable state corporate law and the By-Laws of the Company, the officers and directors of the Company have the power and authority to manage all aspects of the Company’s business. Shareholders must be willing to entrust all aspects of the Company’s business to its directors and executive officers.

There is no assurance the Company will always have adequate capital to conduct its business.

The Company will have limited capital available to it. If the Company’s entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then the Company’s financial condition, results of operations and business performance would be materially adversely affected.

The Company is required to indemnify its directors and officers.

 The Company’s By-Laws provide that the Company will indemnify its officers and directors to the maximum extent permitted by Nevada law. If the Company were called upon to indemnify an officer or director, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Company’s business.

We may encounter difficulties managing any growth, and if we are unable to do so, our business, financial condition and results of operations may be adversely affected.

If we are able to successfully launch our apps and websites, as our operations grow, the simultaneous management of development, production and commercialization across our target markets will become increasingly complex and may result in less than optimal allocation of management and other administrative resources, increase our operating expenses and harm our operating results.

Our ability to effectively manage our operations, growth and various projects across our target markets will require us to make additional investments in our infrastructure to continue to improve our operational, financial and management controls and our reporting systems and procedures and to attract and retain sufficient numbers of talented employees, which we may be unable to do effectively. We may be unable to successfully manage our expenses in the future, which may negatively impact our gross margins or operating margins in any particular quarter.

Our success also depends in part on our management’s expertise managing a public company, and our management has no expertise in this area. If our management is not able to manage the company properly as a public company, our business would be harmed.

Matt Reid, our CEO and director, has no experience in management positions with public companies. If our management is not able to successfully manage the Company as a public company, including complying with various regulatory, disclosure and reporting obligations of public companies, our business would be harmed.

Due to the fact that our sole officer and director is located in China, your rights as an investor in the United States may be limited in the following ways.

Our sole officer and director, Matt Reid, resides in China and operates the Company from China. As a result, as an investor you may have difficulty with the following:

•	effecting service of process within the United States against our non-U.S. resident officer and director;

•	enforcing U.S. court judgments in the United States based upon the civil liability provisions of the U.S. federal securities laws against the above-referenced foreign person;

•	enforcing U.S. court judgments in a Chinese court based on the civil liability provisions of the U.S. federal securities laws against the above foreign person; and

•	bringing an original action in a Chinese court to enforce liabilities based upon the U.S. federal securities laws against the above foreign person.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We may become involved in intellectual property disputes, which may disrupt our business and require us to pay significant damage awards.

Third parties may sue us for intellectual property infringement, which, if successful, could disrupt our business, cause us to pay significant damage awards or require us to pay licensing fees.  We may also be required to pay penalties, judgments, royalties or significant settlement costs.  If we fail or are unable to develop non-infringing technology our business could suffer.

Third parties may misappropriate our proprietary technologies, information, or trade secrets despite a contractual obligation not to do so.

Third parties (including joint venture, collaboration, development partners, contract manufacturers, and other contractors and shipping agents) may have custody or control of any proprietary processes and technologies developed by us. If proprietary technologies developed by us were stolen or misappropriated, they could be used by other parties who may be able to use the technologies for their own commercial gain. In the event that any proprietary technologies are developed and then misappropriated, it could be difficult for us to challenge the misappropriation or prevent reverse engineering, especially in countries with limited legal and intellectual property protection.

RISKS RELATING TO OUR COMMON STOCK

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, par value $0.001 per share, of which 148,543,635 shares are issued and outstanding as of December 30, 2022. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then-existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the “Penny Stock” rules of the SEC, and the trading market in our securities will likely be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and
•	The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	Obtain financial information and investment experience objectives of the person; and
•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities, and an active trading market in our securities may not develop, or, if developed, may not be sustained. Accordingly, investors may have a difficult time selling their shares.

Our common stock is quoted through the OTC Markets, which may have an unfavorable impact on our stock price and liquidity.

The Company’s common stock is quoted on the OTC Markets, which is a significantly more limited market than the New York Stock Exchange or NASDAQ. The trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, follow a policy of not investing in OTC Markets stocks and certain major brokerage firms restrict their brokers from recommending OTC Markets stocks because they are considered speculative and volatile.

The trading volume of the Company’s common stock has been and may continue to be limited and sporadic. As a result, the quoted price for the Company’s common stock on the OTC Markets may not necessarily be a reliable indicator of its fair market value.

Additionally, the securities of small capitalization companies may trade less frequently and in more limited volume than those of more established companies. The market for small capitalization companies is generally volatile, with wide price fluctuations not necessarily related to the operating performance of such companies.

Trading on the OTC Markets may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on OTC Markets. Trading in stock quoted on OTC Markets is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Because our CEO and director, Mr. Reid, owns a majority of our outstanding common stock, he could authorize our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could then authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company and emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company or a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

We are susceptible to general economic conditions, natural catastrophic events and public health crises, and a potential downturn in advertising and marketing spending by advertisers could adversely affect our operating results in the near future.

Our business is subject to the impact of natural catastrophic events, such as earthquakes, or floods, public health crisis, such as disease outbreaks, epidemics, or pandemics, and all these could result in a decrease or sharp downturn of economies, including our markets and business locations in the current and future periods. The outbreak of the coronavirus (COVID-19) resulted in increased travel restrictions, and shutdown of businesses, which may cause slower recovery of the economy. We may experience impact from quarantines, market downturns and changes in customer behavior related to pandemic fears and impact on our workforce if the virus continues to spread. In addition, one or more of our customers, partners, service providers or suppliers may experience financial distress, delayed or defaults on payment, file for bankruptcy protection, sharp diminishing of business, or suffer disruptions in their business due to the outbreak. The extent to which the coronavirus impacts our results will depend on future developments and reactions throughout the world, which are highly uncertain and will include emerging information concerning the severity of the coronavirus and the actions taken by governments and private businesses to attempt to contain the coronavirus. It is likely to result in a potential material adverse impact on our business, results of operations and financial condition. Wider-spread COVID-19 globally could prolong the deterioration in economic conditions and could cause decreases in or delays in advertising spending and reduce and/or negatively impact our short-term ability to grow our revenues. Any decreased collectability of accounts receivable, bankruptcy of small and medium businesses, or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations

We are a “controlled company” within the meaning of the listing rules of Nasdaq and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Because our sole officer, Matt Reid, owns a majority of our common stock and will own a majority of our common stock after this offering, we are and will continue to be after the offering a “controlled company” as defined under the listing rules of Nasdaq. Under Nasdaq listing rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. For as long as we remain a controlled company, we are permitted to elect to rely on certain exemptions from Nasdaq’s corporate governance rules, including the following:

•an exemption from the rule that a majority of our board of directors must be independent directors;

•an exemption from the rule that our compensation committee be composed entirely of independent directors;

•an exemption from the rule that our director nominees must be selected or recommended solely by independent;

•directors or a nominating committee composed solely of independent directors;

If we elected to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors, our nominating and corporate governance and compensation committees might not consist entirely of independent directors, and you would not have the same protection afforded to shareholders of companies that are subject to Nasdaq’s corporate governance rules.

RISKS RELATED TO THE OFFERING

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS Financing Agreement.

The sale of our common stock to GHS Investments LLC in accordance with the Financing Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to GHS in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the GHS Financing Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the GHS Financing Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue), there may be a potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is based upon common stock put to GHS and the stock price discounted to GHS’s purchase price of 80% of the lowest trading price during the pricing period.

GHS Investments LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the GHS Financing Agreement will be purchased at a twenty percent (20%) discount, or eighty percent (80%) of the lowest trading price during the ten (10) consecutive trading days immediately preceding our notice to GHS of our election to exercise our “put” right.

GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Financing Agreement may cause the price of our common stock to decline.

We may not have access to the full amount under the Financing Agreement.

On December 30, 2022, the lowest traded price of the Company’s common stock during the ten (10) consecutive trading day period was $0.0182. At that price we would be able to sell shares to GHS under the Financing Agreement at the discounted price of $0.01456. At that discounted price, the 50,000,000 shares registered for issuance to GHS under the Financing Agreement would, if sold by us to GHS, result in aggregate proceeds of $7280,000. There is no assurance the price of our common stock will remain the same as the market price or increase.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

●	the trading volume of our shares;
●	the number of securities analysts, market-makers and brokers following our common stock;
●	new products or services introduced or announced by us or our competitors;
●	actual or anticipated variations in quarterly operating results;
●	conditions or trends in our business industries;
●	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	sales of our common stock; and
●	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC Pink tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

Item 4. USE OF PROCEEDS

The Company will use the proceeds from the sale of the Shares for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that the Board of Directors, in good faith, deem to be in the best interest of the Company.

Item 5. DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the GHS Financing Agreement. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Item 6. DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of our selling shareholders pursuant to the GHS Financing Agreement.

Item 7. SELLING SECURITY HOLDER

The selling stockholder identified in this prospectus may offer and sell up to 50,000,000 shares of our common stock, which consists of shares of common stock to be sold by GHS pursuant to the Financing Agreement. If issued presently, the shares of common stock registered for resale by GHS would represent 25.18% of our issued and outstanding shares of common stock as of December 30, 2022.

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 148,543,635shares of our common stock outstanding as of December 30, 2022.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of Common Stock		Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering (1)	Being Offered		# of Shares (2)	% of Class (2)

GHS Investments LLC (3)	0	50,000,000	(4)	0	0%

Notes:

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)

Because the selling stockholders may offer and sell all or only some portion of the 50,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.

(3)	Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS Investments LLC.
(4)	Consists of up to 50,000,000 shares of common stock to be sold by GHS pursuant to the Financing Agreement.

THE OFFERING

On December 15, 2022, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments LLC (“GHS”). Although we are not mandated to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS, up to $10,000,000 worth of our common stock over the period ending twenty-four (24) months after the date this Registration Statement is deemed effective. The $10,000,000 was stated as the total amount of available funding in the Financing Agreement because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the bid/ask spread remains the same, we will not be able to place a put for the full commitment under the Financing Agreement. Based on the lowest traded price of our common stock during the ten (10) consecutive trading day period preceding December 30, 2022 of $0.0182, the registration statement covers the offer and possible sale of $910,000 worth of our shares.

The purchase price of the common stock will be set at eighty percent (80%) of the lowest trading price of the common stock during the ten (10) consecutive trading day period immediately preceding the date on which the Company delivers a put notice to GHS. In addition, there is an ownership limit for GHS of 4.99%.

GHS is not permitted to engage in short sales involving our common stock during the term of the commitment period. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. GHS is not required to purchase the put shares unless:

●	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;
●	we shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and
●	we shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

Item 8. PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; or

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the sale of our common stock under the Financing Agreement with GHS. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS has sold all of the common shares purchased by it under the Financing Agreement and has no right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

Item 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue 500,000,000 shares of common stock, par value $0.001, of which 148,543,635shares are issued and outstanding as of December 30, 2022. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants and Options

Currently, there are no warrants or options outstanding; nor are there any other equity or debt securities convertible into common stock other than disclosed in the “Convertible Note” paragraph above.

Nevada Anti-Takeover Laws

As a Nevada corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Nevada law. Pursuant to Section 607.0901 of the Nevada Business Corporation Act, or the Nevada Act, a publicly held Nevada corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
●	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
●

the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

●	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Nevada Act which prohibits the voting of shares in a publicly held Nevada corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
●

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

●

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Item 10. INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of the Company as of June 30, 2022 and 2021, have been included herein in reliance on the report of RBSM, LLP, an independent registered public accounting firm and the report is given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by Brunson Chandler & Jones, PLLC, regarding our common stock registered in the registration statement of which this prospectus is a part, is as set forth in its opinion letter included in this prospectus. The address of Brunson Chandler & Jones, PLLC, is Walker Center, 175 S. Main Street, 14th Floor, Salt Lake City, Utah, 84111. We have issued Brunson Chandler & Jones, PLLC, 25,000 shares of our common stock in consideration of legal services rendered.

Item 11. INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

Products

As of the period from inception, through the today’s date, we have generated limited revenue and incurred expenses and operating losses, as part of our developmental stage activities in developing three apps, B2BCHX, DRINX and ROOSTER.  B2BCHX is our first fully developed app that is available in iTunes App Store and Google Play and a functioning ecommerce website.  B2BCHX allows business owners around the world to order three levels of background checks on Chinese companies to prevent fraudulent business transactions.  The retail price for each report is $79, $399 and $1,299.

ROOSTER ESSENTIALS ecommerce website, mobile website and app (iOS and Google Play) has been developed and launched BETA operations in the third quarter of fiscal year 2020 and launched its full commercial operations in the second quarter of 2022.  ROOSTER ESSENTIALS is an online men’s grooming supply store, and it allows men to fully customize which products they receive and set up an auto-delivery schedule for each product for automatic recurring delivery. ROOSTER ESSENTIALS currently carries over 200 products from over 80 brands.  We anticipate the sources of revenue will come from product purchases, advertising and sponsorships.

OFFICE HOP entered beta testing in the fourth quarter of 2021 and is now fully functional and began commercial operations in January 2022. We believe OFFICE HOP fits perfectly into the needs of the post Covid working world, where short term offices and meeting rooms will be in high demand. The OFFICE HOP model is like Airbnb for short term shared or private office space and meeting rooms. Those offices that have an extra office, shared desk, an empty meeting room or conference room may list the space and act as a host for a user. Those users in need of a short-term shared desk, meeting room or private office may locate one on our platform and rent it out for use as needed by the hour, half day, full day, week or month. We will also offer access to creative spaces such as photo studios and pop-up art galleries and will offer restaurants with private rooms a way to rent out the space with a menu included for group or lunch meetings. The revenue is expected to come from the 10-15% service fee charged to Users for finding and making a transaction with one of our listed properties. The platform is global. We will begin operations in North America and Europe and then eventually operate in South America and Asia.

Global Hemp Services LLC is a low risk and low cost participation in the fast growing Hemp and CBD market space. We have licensed out our fully functional ecommerce platform in exchange for a 15% equity position and 2.5% revenue share, with exclusive rights to purchase an additional 36% of the equity (for a total of 51%) upon reaching revenue benchmarks. Global Hemp Services LLC distributes Hemp and CBD products globally, including Hemp based building materials, textiles, plastics, paper, personal care items and various CBD products. They will distribute wholesale to shops and stores and retail directly to consumers.

Lollipop NFT will have a new name and will now be known as Valida. We have changed the model initially presented for Lollipop.  Formerly an online marketplace, consignment store, creator platform, and wallet, it is now intended to be what we call a super wallet. It is non-custodial and will be able to be connected through API directly to various marketplaces of the user’s choice. We will focus on storing and sharing of NFTs that represent practical use. For example, we will focus on Driver’s licenses, Diplomas, Real Estate escrow documents and title. The storage and ability to reference these valuable NFT documents as well as collections of NFT for storage will be available as the core model. The wallet will be a digital wallet, with cold storage for security.  Once completed the system code will be audited by a third-party auditor and there will be multiple security daemons to monitor account login and asset transfers to protect the user. We have completed the design and preliminary development phase of this project, but have not yet begun writing the code.  We plan to use the Polygon blockchain to create the wallet and have also lined up tech support with Polygon.  We anticipate having a cold wallet system that allows the users to transfer between storage and active modes and plan to include 2FA, fingerprint and/or facial recognition technology. We plan to have multiple additional security daemons that review account holdings and prevent unauthorized transfers and withdrawals.

Our DRINX project is in early stage of development, and we believe the beta version will be ready by the second quarter of fiscal year 2023.  DRINX app allows anyone to purchase a virtual drink ticket anywhere and at any time for friends and colleagues.  We anticipate the sources of revenue will come from advertising and sponsorships from alcohol companies promoting products on the app, user fee of $0.99 to send each drink and discounts provided by the bars and restaurants for purchases made by the app.

Competition

Although there are countless app and website developers and companies out there, we believe we have advantages over competitors.  First our dual location of offices. Our business, management and marketing based in the U.S and our development team is located in Shanghai. Our creative team works in both places.  Access to talent at a much more reasonable cost in Shanghai allows flexibility and that allows creativity to be explored more freely and makes completing projects with new or unique features much more likely. We can also finish faster and for less money and then focus dollars on marketing and obtaining customers.  Second, our planned access to investment capital and filing to trade as a public company will allow us to not only build and develop our own concepts and ideas like any other app development company, but we will also be able to explore opportunities to invest in and participate in the growth and development of other companies that are not our own in-house projects, which will hopefully give us the advantage of accelerated growth.

Marketing Strategy

Our marketing strategy is carefully built and tailored for each of our individual projects. Multiple projects in varying industries allows us to cast a wide net in attracting customers from different marketplaces globally.

Our completed project B2BCHX will be marketed as an anti-fraud or fraud prevention service when doing business with a Chinese company. The Company believes that globally, clients of Chinese businesses have no way to verify information or do a background check in a cost-effective way. B2BCHX helps prevent fraud by providing customers with a background check in an inexpensive, easy to read, one-page report. They can use the information for confidence when sending money, to verify what they have been told by the company staff or to try to track down a company that has not fulfilled the obligations to the customer.

The variations on the types of businesses we can develop allows our product to be sold across multiple market spaces. We are not limited to a single market or model.

The strategic partnerships with each of our individual in house projects are invaluable. For our Drinx app, which we plan to launch its Alpha version in the fall of 2023, Beta by winter 2024, and commercial launch in Spring 2024, we have collaborated with a well-known, long term New York City restaurateur and club owner, Lesly Bernard. His knowledge and market experience will allow New York City to be our base city in the Drinx service and expand from there.  Bernard will consult and advise on the development of the look and feel of the app and will participate in the launch of the app in each city.  He will lead project management and will be active in the marketing of the service.  In exchange for his time and efforts, Bernard has agreed in to take a minority equity position in the Drinx app.  We are negotiating to bring in additional brand ambassadors and influencers including Natalia Bruschi.

We have also engaged an IR/PR team to help create marketing campaigns and create editorial content for each of our businesses as we launch. And soon OfficeHop and have paused the marketing campaign for B2BCHX to allow gloabal factory orders to re-establish themselves post pandemic. We are currently in a soft launch of Rooster using with a well-timed and placed marketing campaign and plan to re-ignite the B2BCHX model and launch OfficeHop this fall.

Employees

We currently have one full time employee who does have a formal employment agreement. We plan to hire additional employees as needed as the Company grows. We currently have engaged the services of several independent contractors to fill employee positions, including our chief financial officer, our investor relations director, our project manager, and our chief legal officer.

Legal Proceedings

We know of no existing or pending legal proceedings against us other than as disclosed below, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Other Information

None.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is currently quoted on the OTC Market’s OTCQB Venture Marketplace (“OTCQB”) under the symbol “ALDS”. The following table sets forth for the periods indicated the high and low tradedprice per share of our common stock as reported on the OTCQB. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions:

OTC Markets Group Inc. OTCQB (1)

	High $	Low $

May 22, 2019-December 30, 2022	0.40	0.0182

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Holders of Record

As of December 30, 2022, we had 55 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve known and unknown risks, significant uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, or implied, by those forward-looking statements.  You can identify forward-looking statements by the use of the words may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, intends, potential, proposed, or continue or the negative of those terms.  These statements are only predictions. In evaluating these statements, you should consider various factors which may cause our actual results to differ materially from any forward-looking statements.  Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Overview

APPlife Digital Solutions, Inc. (the “Company”) was formed March 5, 2018, in Nevada and has offices in San Francisco, California and Shanghai, China.  Our office in San Francisco, California allows us to take advantage of the marketing opportunities available in the United States as well as keeping close proximity to sources of capital whether it is debt or equity.  Our offices in Shanghai, China allows us to take advantage of a high concentration of skilled tech coders and developers at lower capital costs than in more developed countries such as the United States or Europe.  The Company’s mission is using digital technology to create and invest in eCommerce and Cloud based businesses that make life, business and living easier, more efficient, and just smarter.

Plan of Operation

Our marketing and business management/executive team will operate from both Shanghai China and our offices in San Francisco. We will continue to explore new concepts and opportunities to invest in projects that meet our criteria We have incurred expenses and operating losses, as part of our activities in developing e-commerce platforms, B2BCHX, OFFICEHOP, ROOSTER ESSENTIALS and in Global Hemp Service LLC.V2 The capital we raise will go into marketing, acquisitions and revenue generation. This will take our vision forward and to the next level.

The APPlife Digital Solutions business model is two-fold. First, is to market our current in-house developed projects OfficeHop, B2BCHX, ROOSTER ESSENTIALS ecommerce and cloud based business over the next year, work to add partnerships like the Global Hemp Service LLC and to add additional in-house developed projects including Lollipop NFT in the second quarter of 2023 and DRINX starting in 2023.  We plan to engage multiple resources, add staff and create partnerships as needed and as capital becomes available to market and grow revenue for B2BCHX, OFFICE HOP, LOLLIPOP NFTand ROOSTER ESSENTIALS .

The second, but equally important part of our business model is to target acquisitions and projects that can be assisted by our marketing and capitalization capabilities where we can play an active role in the project’s success and make the acquisitions to add to our revenue stream. We seek acquisition targets that have a model that fits our vision and area of interest, is currently generating revenue with room for growth and a strong management team that will stay on board and continue to operate the entity post acquisition.

Our current projects:

B2BCHX is our first fully developed app that is available in Google Play and a functioning ecommerce and mobile website.  B2BCHX allows business owners around the world to order three levels of background checks in English on Chinese companies to prevent fraudulent business transactions, to gather information in order to gain confidence when doing business with a Chinese entity or to pursue legal remedy against fraudulent Chinese Company. The reports are researched and written by a licensed law firm in Shanghai China in a partnership agreement with B2BCHX. These reports are not auto generated and are carefully researched to give our users the most accurate information.  The retail price for each report is $79, $399 and $1,299. The partnership with the law firm is on a 20% revenue share, which leaves B2BCHX an 80% per report profit margin to cover development expenses, maintenance and profit.

ROOSTER ESSENTIALS ecommerce website, mobile website and app (iOS and Google Play) has been developed and launched BETA operations in the third quarter of fiscal year 2020 and launched its full commercial operations in the second quarter of 2022. ROOSTER ESSENTIALS is an online men’s grooming supply store, and it allows mento fully customize which products they receive and set up an auto-delivery schedule for each product for automatic recurring delivery. ROOSTER ESSENTIALS currently carries over 200 products from over 80 brands. We anticipate the sources of revenue will come from purchases averaging $500 per user, per year and advertising and sponsorships.

OFFICE HOP entered beta testing in the fourth quarter of 2021 and is now fully functional and began commercial operations in January 2022.  We believe OFFICE HOP fits perfectly into the needs of the post Covid working world, where short term offices and meeting rooms will be in high demand. The OFFICE HOP model is like Airbnb for short term shared or private office space and meeting rooms. Those offices that have an extra office, shared desk, an empty meeting room or conference room may list the space and act as a host for a user. Those users in need of a short-term shared desk, meeting room or private office may locate one on our platform and rent it out for use as needed by the hour, half day, full day, week or month. We will also offer access to creative spaces such as photo studios and pop-up art galleries and will offer restaurants with private rooms a way to rent out the space with a menu included for group or lunch meetings. The revenue is expected to come from the 10-15% service fee charged to Users for finding and making a transaction with one of our listed properties.  The platform is global. We will begin operations in North America and Europe and then eventually operate in South America and Asia.

Global Hemp Services LLC is a low risk and low cost participation in the fast growing Hemp and CBD market space. We have licensed out our fully functional ecommerce platform in exchange for a 15% equity position and 2.5% revenue share, with exclusive rights to purchase an additional 36% of the equity (for a total of 51%) upon reaching revenue benchmarks. Global Hemp Service distributes Hemp and CBD products globally, including Hemp based building materials, textiles, plastics, paper, personal care items and various CBD products. They will distribute wholesale to shops and stores and retail directly to consumers.

Lollipop NFT will have a new name and will now be known as Valida. We have changed the model initially presented for Lollipop.  Formerly an online marketplace, consignment store, creator platform, and wallet, it is now intended to be what we call a super wallet. It is non-custodial and will be able to be connected through API directly to various marketplaces of the user’s choice. We will focus on storing and sharing of NFTs that represent practical use. For example, we will focus on Driver’s licenses, Diplomas, Real Estate escrow documents and title. The storage and ability to reference these valuable NFT documents as well as collections of NFT for storage will be available as the core model. The wallet will be a digital wallet, with cold storage for security.  Once completed the system code will be audited by a third-party auditor and there will be multiple security daemons to monitor account login and asset transfers to protect the user. Later we plan to add a secondary round of features. We have completed the design and preliminary development phase of this project and will use the Polygon blockchain to create the wallet.

Our DRINX project is in early stage of development and we believe the beta version will be ready by the second quarter of fiscal year 2023. DRINX app allows anyone to purchase a virtual drink ticket anywhere and at any time for friends and colleagues.  We anticipate the sources of revenue will come from advertising and sponsorships from alcohol companies promoting products on the app, user fee of $0.99 to send each drink and discounts provided by the bars and restaurants for purchases made by the app.

Results of Operations for Three Months Ended December 31, 2022 and December 31, 2021

Revenue

For the three months ended December 31, 2022 and 2021, we generated revenue of $14,078 and $1,031, respectively. The Company has been in the process of marketing and developing its apps, hiring developers and coders, incurring professional fees for registering its common stock and identifying other apps and partnerships to generate revenues as the Company expands its operations.

Operating Loss

For the Three Months Ended December 31, 2022 and 2021 we had operating losses of $812,000 and $625,539, respectively.  This increase was due primarily to the stock compensation and professional fees paid to consultants.

Other Income (Expense)

For the three months ended December 31, 2022 and 2021, we had other expense of $77,190 and $90,455, respectively. The other expense during the three months ended December 31, 2022, was due to the interest expense of $212,613, partially offset by the change in fair value of derivative liabilities of $135,423. The other expense during the three months ended December 31, 2021, was primarily due to interest expense of $85,308.

Net loss

We reported a net loss of $889,190 and $715,994 for the three months ended December 31, 2022 and 2021, respectively.

Results of Operations for Six Months Ended December 31, 2022 and December 31, 2021

Revenue

For the six months ended December 31, 2022 and 2021, we generated revenue of $31,039 and $1,871, respectively. The Company has been in the process of marketing and developing its apps, hiring developers and coders, incurring professional fees for registering its common stock and identifying other apps and partnerships to generate revenues as the Company expands its operations.

Operating Loss

For the six months ended December 31, 2022 and 2021 we had operating losses of $1,469,234 and $1,523,156, respectively.  This increase was due primarily to the stock compensation and professional fees paid to consultants.

Other Income (Expense)

For the six months ended December 31, 2022 and 2021, we had other expense of $79,703 and $112,436, respectively. The other expense during the six months ended December 31, 2022, was due to the interest expense or $330,375, partially offset by the change in fair value of derivative liabilities of $250,672.  The other expense during the six months ended December 31, 2021, was primarily due to interest expense of $174,295, partially offset by the $48,619 gain on settlement of debt.

Net loss

We reported a net loss of $1,548,937 and $1,635,592 for the six months ended December 31, 2022 and 2021, respectively.

Working Capital (Deficit)

	December 31, 2022	June 30, 2022
Current assets	$200,000	$261,471
Current liabilities	989,787	980,329
Working capital (deficit)	$(789,787)	$(718,858)

We anticipate generating losses and, therefore, may be unable to continue operations in the future. If we require additional capital, we will have to issue debt or equity or enter into a strategic arrangement with a third party.

Going Concern

As reflected in the accompanying financial statements, the Company has minimal revenue generating operations and has an accumulated deficit $14,926,768 and $13,377,831 as of December 31, 2022 and June 30, 2022, respectively. In addition, the Company has experienced negative cash flows from operations since inception. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. There can be no assurance that any additional financings, would be available to the company unsatisfactory terms and conditions if at all. The current pandemic known as COVID-19 as described in Note 5, creates additional uncertainty. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company anticipates additional equity financings to fund operations in the future. Should management fail to adequately address the issue, the Company may have to reduce its business activities or curtail its operations.

Liquidity and Capital Resources

	Six Months Ended December 31, 2022	Six Months Ended December 31, 2021
Net Cash (Used) in Operating Activities	$(387,694)	$(459,666)
Net Cash (Used) in Investing Activities	-	-
Net Cash Provided by Financing Activities	325,000	475,000
Net (Decrease) / Increase in Cash	$(62,694)	$15,334

Our cash balance was $126,539 as of December 31, 2022.  We recorded a net loss of $1,548,937 for the six months ended December 31, 2022. We expect our expenses will continue to increase during the foreseeable future as a result of increased operations and the development of our apps and business operations.  We anticipate generating revenues with our B2BCHX app, but only minimal revenues for our other apps over the next twelve months.  Consequently, we are dependent on the proceeds from future debt or equity investments to sustain our operations and implement our business plan.  If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which would have a material adverse effect on our anticipated results from operations and consolidated financial condition.  There is no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate.

We presently do not have any significant credit available, bank financing or other external sources of liquidity.  Due to our operating losses, our operations have not been a source of liquidity.  We will need to obtain additional capital in order to expand operations and become profitable.  In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders.  There can be no assurance that we will be successful in obtaining additional funding.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our cash assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing.

No assurance can be given that sources of financing will be available to us and/or that demand for our equity/debt instruments will be sufficient to meet our capital needs, or that financing will be available on terms favorable to us. If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures or may be required to reduce the scope of our planned marketing efforts and development of our apps, any of which could have a negative impact on our business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to:

•Curtail the development of our apps,

•Seek strategic partnerships that may force us to relinquish significant rights to our apps, or

•Explore potential mergers or sales of significant assets of our Company.

Operating Activities

During the six months ended December 31, 2022 and 2021, the Company used $387,694 and $459,666 in cash to fund our operating activities, respectively. The cash used in operating activities in 2022 is the result of net loss during the period and gain from change in fair value of derivative liabilities, partially offset by amortization of debt discount, stock compensation expense and an increase in working capital accounts.

During the six months ended December 31, 2021, the cash used was primarily the result of net loss during the period offset primarily by amortization of debt discount, stock compensation expense and an increase in working capital accounts.

Financing Activities

Net cash provided by financing activities was $325,000 and $475,000 during the six months ended December 31, 2022 and 2021, respectively. During the six months ended December 31, 2022, the Company received $325,000 of proceeds from the issuance of notes payable from related parties.

During the six months ended December 31, 2021, the Company received $520,000 from the proceeds received from issuance of common stock offset by payment on notes payable of $40,000 and payment on amounts due to officer of $5,000.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its financial statements and accompanying notes. Note 1, “Summary of Significant Accounting Policies,” of the Notes to Financial Statements included in this Form 10-Q, describes the significant accounting policies and methods used in the preparation of the Company’s financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters. The Company’s management has reviewed these critical accounting policies and related disclosures.

Revenue Recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 606, “Revenue from Contracts with Customers,” by applying the following steps:  (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

We are susceptible to general economic conditions, natural catastrophic events and public health crises, and a potential downturn in advertising and marketing spending by advertisers could adversely affect our operating results in the near future.

Our business is subject to the impact of natural catastrophic events, such as earthquakes, or floods, public health crisis, such as disease outbreaks, epidemics, or pandemics, and all these could result in a decrease or sharp downturn of economies, including our markets and business locations in the current and future periods. The outbreak of the coronavirus (COVID-19) resulted in increased travel restrictions, and shutdown of businesses, which may cause slower recovery of the economy. We may experience impact from quarantines, market downturns and changes in customer behavior related to pandemic fears and impact on our workforce if the virus continues to spread. In addition, one or more of our customers, partners, service providers or suppliers may experience financial distress, delayed or defaults on payment, file for bankruptcy protection, sharp diminishing of business, or suffer disruptions in their business due to the outbreak. The extent to which the coronavirus impacts our results will depend on future developments and reactions throughout the world, which are highly uncertain and will include emerging information concerning the severity of the coronavirus and the actions taken by governments and private businesses to attempt to contain the coronavirus. It is likely to result in a potential material adverse impact on our business, results of operations and financial condition. Wider-spread COVID-19 globally could prolong the deterioration in economic conditions and could cause decreases in or delays in advertising spending and reduce and/or negatively impact our short-term ability to grow our revenues. Any decreased collectability of accounts receivable, bankruptcy of small and medium businesses, or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until the earlier of his resignation or removal. Information on our Board of Directors and executive officers is included below. Our executive officers are appointed annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or their successor is elected and qualified.

Directors and Executive Officers

Set forth below are the names, ages and positions of our current directors and executive officers. Unless otherwise indicated, the address of each person listed is c/o APPlife Digital Solutions, Inc. 50 California St., Suite 1500, San Francisco, CA 94111.

Name and Address	Age	Position
Matthew Reid	49	CEO, CFO, President, Secretary and Director
Don Savant	57	Director
Tracy Gray	56	Director
Sid Ganis	80	Director
Richard Walden	74	Director

Matthew Reid, 49, CEO, CFO, President, Secretary and Director.  Matthew Reid is an experienced founder who has worked in the venture capital and private equity industry for the past 15 years where he has focused on sales, management, marketing and business development.  He has owned and operated several successful businesses ranging from a commercial real estate mortgage company to a media investment group.  During the last five years Mr. Reid has been working for himself developing apps and project that eventually lead to the creation of the Company and has not worked at any other companies.  Mr. Reid holds a Bachelor of Arts degree from New York University.

Don Savant, 57, Director.  Don Savant was the President of Global Sales IMAX Corp. for three years starting in January 2016. Savant was a Managing Director at Asia Pacific IMAX Corp. for fifteen years before becoming President of Sales, Development and Film Distribution for IMAX China for four years starting in June 2011.

Tracy Gray, 56, Director.  Tracy Gray is a former Systems Engineer on the Space Shuttle program. Gray also worked in the Office of the Mayor of Los Angeles and was a Managing Director of The 22 Fund. Gray has been a member of the Board of Directors of Exergy Systems and Isidore Recycling which was acquired by Homeboy Recycling.

Sid Ganis, 80, Director. Sid Ganis is the founder of Out of the Blue Entertainment and former President of Paramount Pictures. Ganis was Chairman of Columbia Tristar and President of the Academy of Motion Picture Arts and Sciences. Ganis is currently a member of the Board of Directors of Academy of Motion Picture Arts and Sciences and Immersion Corp IMMR. Ganis has previously been a member of the Board of Directors of Marvel Entertainments and The Void.

Richard Walden, 74, Director. Mr. Walden is currently President, CEO and Founder of Operation USA, a Los Angeles-based non-governmental organization specializing in disaster relief as well as international and domestic health care and economic development projects. Walden guided Operation USA to share the 1997 Nobel Peace Prize Walden also coordinated Operation USA’s work with UNESCO, NASA’s Jet Propulsion Laboratory, and with the Lawrence Livermore and Los Alamos National Laboratories. Richard is also an active California-licensed attorney and, earlier in his career, served as Commissioner of the California Health Facilities Commission.

Board Composition

Our By-Laws provide that the Board of Directors which shall constitute the whole board shall not be less than one (1) nor more than seven (7) or such other maximum number of directors as permitted by the Nevada General Corporation Law.  The maximum or minimum number of directors cannot be changed, nor can a fixed number be substituted for the maximum and minimum numbers, except by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert. Management has decided not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. As such, our entire Board of Directors acts as our audit committee. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Auditors

Our principal registered independent auditor is RBSM, LLP

Code of Ethics

The Company does not have a written code of ethics that applies to the Company’s officers.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Don Savant, Tracy Gray and Sid Ganis are independent directors.

Involvement in Legal Proceedings

None of our officers or directors has filed a personal bankruptcy petition, had a bankruptcy petition filed against any business of which they were a general partner or officer at the time of bankruptcy or within two years prior to that time, or has been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

Compliance with Section 16(a) Of the Exchange Act

Upon the effectiveness of this registration statement of which this prospectus is a part, we intend to file a Form 8-A registration statement under Section 12 of the Securities Exchange Act of 1934, as amended. Section 16(a) of that act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

EXECUTIVE COMPENSATION

Summary Compensation

Our sole officer and director does not currently take any formal salary for his services to the Company.  He was issued 12,239,209 founders shares at inception and on September 27, 2018 he was issued 90,000,000 shares for his services to be rendered over the next four years.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

Our independent directors were issued $25,000 worth of restricted common stock of the Company to serve as members of our board of directors.)

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no formal employment contracts, or other contracts with our officers or directors.  The Company issued 90,000,000 shares of common stock to sole officer for his services rendered as CEO. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of December 30, 2022, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 148,543,635 shares of our common stock issued and outstanding as of September 8, 2022. Unless otherwise indicated, the address of each officer and director listed below is c/o APPlife Digital Solutions, Inc., 50 California St, #1500, San Francisco, CA 94111.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Matt Reid, Sole Officer and Director,	Common	102,239,109 Shares	68.83%
Don Savant, Director	Common	381,579	0.260%
Tracy Gray, Director	Common	381,579	0.26%
Sid Ganis, Director	Common	375,000	0.25%
All Officers and Directors	Common	103,377,267 Shares	69.59%
Stephen Solarsh	Common	11,900,327 Shares	8.01%

RELATED PARTY TRANSACTIONS

N/A

Item 11A. MATERIAL CHANGES

There have been no material changes in the registrant’s affairs since the end of the latest fiscal year for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q of Form 8-K filed under the Exchange Act.

Item 12. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.

N/A

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering.

Item	Amount

SEC Registration Fee	$100.28
Legal Fees and Expenses*	$12,000.00
Accounting Fees and Expenses*	$7,500.00
Miscellaneous*	$-
Total*	$19,600.28

Item 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

N/A

FINANCIAL STATEMENTS

APPLIFE DIGITAL SOLUTIONS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	June 30, 2022
		(Audited)
ASSETS
Current assets
Cash	$126,539	$189,233
Prepaid expenses	1,486	8,038
Inventories	71,975	64,200
Total assets	200,000	261,471

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$84,775	$103,355
Common stock payable	10,475	10,475
Notes payable to shareholders	188,329	289,319
Derivative liabilities	706,208	577,180
Total current liabilities	989,787	980,329

Notes payable to shareholders - noncurrent, net	64,855	100,000
Total liabilities	1,054,642	1,080,329

Commitments and contingencies

Stockholders’ deficit
Common stock, $0.001 par value, 500,000,000 shares authorized; 148,543,635 and 148,543,635 shares issued and outstanding as of December 31, 2022 and June 30, 2022	148,545	148,545
Additional paid-in capital	13,923,581	12,410,428
Accumulated (deficit)	(14,926,768)	(13,377,831)
Total stockholders’ deficit	(854,642)	(818,858)
Total liabilities and stockholders’ deficit	$200,000	$261,471

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021
Revenue	$14,078	$1,031	$31,039	$1,871
Cost of goods sold	(12,526)	(827)	(25,896)	(1,430)
Gross profit	1,552	204	5,143	441

Operating expenses	813,552	625,743	1,474,377	1,523,597
Total operating expenses	813,552	625,743	1,474,377	1,523,597

Loss from operations	(812,000)	(625,539)	(1,469,234)	(1,523,156)

Other income (expense)
Interest expense	(212,613)	(85,308)	(330,375)	(174,295)
Gain on settlement of debt	-	-	-	48,619
Change in fair value of Common Stock	-	(11,283)	-	(11,283)
Change in fair value of derivative liability	135,423	6,136	250,672	24,523

Net loss before provision for income taxes	(889,190)	(715,994)	(1,548,937)	(1,635,592)

Provision for income taxes	-	-	-	-
Net loss	$(889,190)	$(715,994)	$(1,548,937)	$(1,635,592)

Basic and diluted loss per share	$(0.02)	$(0.01)	$(0.03)	$(0.03)
Average number of common shares outstanding - basic and diluted	53,076,511	50,536,614	53,076,511	48,363,358

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total
Balance, September 30, 2021	141,037,117	$141,039	$9,342,687	$(10,756,329)	$(1,272,603)
Stock compensation	4,000,000	4,000	483,770	-	487,770
Common stock issued for services	1,608,495	1,608	77,675	-	79,283
Net loss	-	-	-	(715,994)	(715,994)
Balance, December 31, 2021	146,645,612	$146,647	$9,904,132	$(11,472,323)	$(1,421,544)

Balance, June 30, 2021	135,524,617	$135,526	$8,350,779	$(9,836,731)	$(1,350,426)
Common stock issued for cash	5,200,000	5,200	514,800	-	520,000
Stock compensation	4,000,000	4,000	936,190	-	940,190
Common stock issued for services	1,920,995	1,921	102,362	-	104,283
Net loss	-	-	-	(1,635,592)	(1,635,592)
Balance, December 31, 2021	146,645,612	$146,647	$9,904,132	$(11,472,323)	$(1,421,544)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total
Balance, September 30, 2022	148,543,635	$148,545	$12,905,804	$(14,037,578)	$(983,229)
Stock compensation	-	-	581,733	-	581,733
Settlement of notes payable with issuance of options to purchase common stock	-	-	436,044	-	436,044
Net loss	-	-	-	(889,190)	(889,190)
Balance, December 31, 2022	148,543,635	$148,545	$13,923,581	$(14,926,768)	$(854,642)

Balance, June 30, 2022	148,543,635	$148,545	$12,410,428	$(13,377,831)	$(818,858)
Stock compensation	-	-	1,077,109	-	1,077,109
Settlement of notes payable with issuance of options to purchase common stock	-	-	436,044	-	436,044
Net loss	-	-	-	(1,548,937)	(1,548,937)
Balance, December 31, 2022	148,543,635	$148,545	$13,923,581	$(14,926,768)	$(854,642)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.

UNAUDITED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,548,937)	$(1,635,592)
Adjustment to reconcile change in net loss to net cash used in operating activities:
Amortization	223,865	85,683
Issuance of common stock for services	-	104,284
Stock compensation expense	1,077,109	940,190
Change in fair value of derivative liability	(250,672)	(24,523)
Gain on settlement of debt	-	(48,619)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	6,552	29,472
Inventories	(7,775)	(12,769)
Common stock payable	-	68,499
Accounts payable and accrued expenses	112,164	33,709
Net cash (used) in operating activities	(387,694)	(459,666)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable to shareholders	325,000	-
Proceeds from issuance of common stock	-	520,000
Payment on notes payable	-	(40,000)
Payment on amounts due to officer	-	(5,000)
Net cash provided from financing activities	325,000	475,000

Net increase (decrease) in cash and cash equivalents	(62,694)	15,334
Cash and cash equivalents, beginning of period	189,233	250,073
Cash and cash equivalents, end of period	$126,539	$265,407

Non-cash investing and financing activities:
Increase in derivative liability upon issuance of convertible note	$379,700	$-
Payment of notes payable with issuance of options to purchase common stock	$436,044	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization, Going Concern and Summary of Significant Accounting Policies

Organization

APPlife Digital Solutions Inc. (the “Company”) is a business incubator and portfolio manager that uses digital technology to create and invest in e-commerce and cloud-based solutions. The Company was formed March 5, 2018 in Nevada and has offices in San Francisco, California and Shanghai, China. Our office in San Francisco, California allows us to take advantage of the marketing opportunities available in the United States as well as keeping close proximity to sources of capital whether it is debt or equity.  Our offices in Shanghai, China allows us to take advantage of a high concentration of skilled tech coders and developers at lower capital costs than in more developed countries such as the United States or Europe. The Company’s mission is using digital technology to create APPs and websites that make life, business and living easier, more efficient and just smarter.

Rooster Essentials APP SPV, LLC (the “Rooster”), incorporated on April 9, 2019, is a wholly owned subsidiary of the Company. Rooster is a fully customizable men’s ecommerce platform that delivers daily use grooming needs and essential items.

B2BCHX SPV LLC (the “B2BCHX”), incorporated on June 5, 2019, is a wholly owned subsidiary of the Company. B2BCHX does an independent background check on mainland Chinese companies for small businesses globally.

Office Hop, incorporated on January 28, 2021, is a wholly owned subsidiary of the Company. Office Hop is a global sharing model platform for short term rentals of office and meeting rooms. Users can find an office or conference space for hourly, half-day, full-day, or weekly rental. Hosts can list their spare office or meeting rooms.

Going Concern

The Company has generated losses and negative cash flows from operations since inception.  The Company has historically financed its operations from equity financing. The Company anticipates additional equity financings to fund operations in the future. Should management fail to adequately address the issue, the Company may have to reduce its business activities or curtail its operations.  There can be no assurance that any additional financings, would be available to the Company on satisfactory terms and conditions if at all. The current pandemic known as COVID-19 as described in Note 5, creates additional uncertainty.

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and classification of liabilities and commitments in the normal course of business. The accompanying unaudited condensed consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might result if the Company is unable to continue as a going concern.

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for the interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. The unaudited condensed consolidated financial statements include the accounts of all subsidiaries in which the Company holds a controlling financial interest as of the financial statement date. All intercompany transactions have been eliminated in consolidation. However, in the opinion of the management of the Company, all adjustments necessary for a fair presentation of the financial position and operating results have been included in these statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10–K for the fiscal year ended June 30, 2022, as filed with the SEC on October 7, 2022. Operating results for the six months ended December 31, 2022 are not necessarily indicative of the results that may be expected for any subsequent quarters or for the fiscal year ending June 30, 2023.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers cash equivalents to include cash and investments with an original maturity of three months or less.

Income Taxes

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. The Company had no accrual for interest or penalties as of December 31, 2022.  The Company files income tax returns with the Internal Revenue Service (“IRS”) and the state of California.

Use of Estimates

Generally accepted accounting principles require that the consolidated financial statements include estimates by management in the valuation of certain assets and liabilities. Significant matters requiring the use of estimates and assumptions include, but are not necessarily limited to, fair value of the Company’s stock, stock-based compensation, BCF (Beneficial Conversion Feature) liabilities feature of convertible debt, and valuation allowance relating to the Company’s deferred tax assets. Management uses its historical records and knowledge of its business in making these estimates. Management believes that its estimates and assumptions are reasonable, based on information that is available at the time they are made. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 606, ”Revenue from Contracts with Customers,” by applying the following steps:  (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Stock Based Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provision of FASB ASC 718, Compensation – Stock Compensation (“ASC 718”), prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on the estimated grant date fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505, Equity–based Payments to Non-Employees (“ASC 505”). Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period, increased by potentially dilutive common shares ("dilutive securities") that were outstanding during the period. Dilutive securities include stock options and warrants granted, convertible debt, and convertible preferred stock.  There were 30,499,099 and 5,094,959 potentially dilutive securities for the six months ended December 31, 2022 and year ended December 31, 2021, respectively.

Fair Value of Financial Instruments

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to measure and disclosure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The three levels of fair value hierarchy defined by ASC 820 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts reported in the Company’s consolidated financial statements for cash, accounts payable and accrued expenses approximate their fair value because of the immediate or short-term nature of these consolidated financial instruments.

Derivative Liability

FASB ASC 815, Derivatives and Hedging requires all derivatives to be recorded on the consolidated balance sheet at fair value.  As of December 31, 2022, we used the Black-Scholes-Merton (BSM) model to estimate the fair value of the conversion feature of the convertible note. Key assumptions of the BSM model include the market price of our stock, the conversion price of the debt, applicable volatility rates, risk-free interest rates and the instrument’s remaining term.  These assumptions require significant management judgment.  In addition, changes in any of these variables during a period can result in material changes in the fair value (and resultant gains or losses) of this derivative instrument.

Inventories

Inventory, consisting of raw materials, work in process and products available for sale, are primarily accounted for using the first-in, first-out method (“FIFO”), and are valued at the lower of cost or net realizable value. This valuation requires management to make judgements based on currently available information, about the likely method of disposition, such as through sales to individual customers and returns to product vendors. As of December 31, 2022, the Company had inventories of approximately $71,975. The Company has no allowance for inventory reserves.

Note 2 – Notes payable to shareholders

On July 3, 2019, the Company issued a $250,000 convertible promissory note (the “July 2019 Note”) to a lender (the “Lender”).  According to the terms the Lender funded the July 2019 Note as follows: $100,000 upon the execution of the Note, $50,000 on August 1, 2019, $50,000 on September 1, 2019, and the remaining $50,000 on October 1, 2019.  The outstanding principal balance of the Note shall bear interest at the rate of twelve percent (12%) per annum.  The balance of the July 2019 Note was $250,000 on June 30, 2021, and matures July 03, 2021. On August 28, 2021, the investor agreed to extend the note till July 03, 2022. On June 8, 2022, the Company converted the outstanding $250,000 in principal and $85,266 in interest into 1,672,995 fully vested options to purchase common stock. The options were valued at $26,959, in the aggregate, using Black Scholes.

On November 22, 2019, Company issued a $170,000 convertible promissory note (the “November 2019 Note”) to the Lender that accrues interest at 12% per annum. The July and November Notes contain embedded derivatives, see Note 7. On June 8, 2022, the Company converted the outstanding $170,000 in principal and $51,922 in interest into fully vested 651,726 options to purchase common stock. The options were valued at $11,887, in the aggregate, using Black Scholes.

On July 14, 2020 and October 21, 2020, the Company sold convertible notes (“2020 Notes”) bearing 12% interest in the principal amounts of $340,000 and $348,000, respectively. Subject to certain ownership limitations, the notes will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion price of $0.144. The beneficial conversion features of these notes were valued at $85,000 and $135,333, respectively, and are amortized over the life of the notes. On June 8, 2022, the Company converted both loans, in which on that date, the outstanding $340,000 and $348,000 in principle, and $77,576 and $68,075 in interest, were converted into 2,896,611 and 2,895,431 fully vested options to purchase common stock. The options were valued at $69,310, and $69,043, respectively, in the aggregate, using Black Scholes.

On January 12, 2021, the Company sold convertible notes bearing 12% interest on the principal amount of $360,000, respectively. The principal amount was agreed to be paid in two tranches of $180,000 each, received on February19, 2021 and March 08, 2021. The note is subject to certain ownership limitations and will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion rate of $0.144. The embedded conversion features of this note were valued at $35,500 and $7,500 for each tranche received and are amortized over the life of the note. On December 13, 2022, the Company converted the notes, in which on that date, the outstanding $360,000 in principle and $76,044 in interest were converted into 2,952,548 fully vested options to purchase common stock.

On February 04, 2022, the Company sold convertible note bearing 12% interest in the principal amount of $350,000 (“February 2022 Notes”). The note will be paid in three tranches with first tranche of $100,000 received on March 28, 2022. The second and third tranches of $150,000 and $100,000 each, were received on May 3, 2022, and June 21, 2022, respectively. The note is subject to certain ownership limitations and will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion rate of $0.013. The February 2022 Notes contain embedded derivatives, see Note 7.

On June 8, 2022, the Company converted the July 2019 Notes, November 2019 Note and the 2020 Notes (collectively “Converted Notes”), with an aggregate principal balance of $1,108,000 and $282,838 of accrued interest into stock options. The options expire in five years with the exercise prices ranging between $0.14 and $0.34. The options were valued at $216,981, in the aggregate, using Black Scholes.

On August 26, 2022, the Company sold convertible note bearing 12% interest in the principal amount of $325,000 (“August 2022 Notes”). The note is disbursed in three tranches with first tranche of $125,000 received on September 1, 2022. The second tranche of $100,000 was received on September 19, 2022 and the third tranche of $100,000 was received on October 15, 2022. The note is subject to certain ownership limitations and will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion rate of $0.046. The August 2022 Notes contain embedded derivatives, see Note 7.

On December 21, 2022, the Company sold convertible note bearing 12% interest in the principal amount of $100,000 (“December 2022 Notes”). The note is disbursed in four tranches with first tranche of $40,000 issued on January 10, 2023, and the remaining tranches of $20,000 each to be issued between February 2023 and April 2023.

Amount
Balance of notes payable, net of discount on June 30, 2022	$389,319
Amortization of debt discount	223,865
New Issuances	325,000
Embedded Conversion Feature - Debt discount	(325,000)
Conversion of Notes Payable less Accrued Interest to stock options	(360,000)
Balance of notes payable, net of discount as of December 31, 2022	$253,184

Note 3 – Related Party Transactions

Notes Payable to Shareholder

During the six months ended December 31, 2022, the Company received $325,000 in notes payable to related parties. The note is disbursed in three tranches with first tranche of $125,000 received on September 1, 2022. The second and third tranches of $100,000 were received on September 19, 2022 and October 15, 2022, respectively.  On December 13, 2022, the Company converted notes into fully vested options to purchase common stock. See Note 2, Notes Payable to Shareholders, for detail.

Note 4 – Concentrations

Cash Concentration

The Company maintains its cash and cash equivalents at a financial institution which may, at times, exceed federally insured limits.  As of December 31, 2022, the Company’s cash balance did not exceed the FDIC insurance limit.

Note 5 – Commitments and Contingencies

Legal Matters

From time to time the Company may be involved in certain legal actions and claims arising in the ordinary course of business. The Company was not a party to any specific legal actions or claims at December 31, 2022.

Other Risks

There have been outbreaks in several countries, including the United States, of the highly transmissible and pathogenic coronavirus (“COVID-19”). The outbreak of such COVID-19 resulted in a widespread health crisis that adversely affected general commercial activity and the economies and financial markets of many countries, including the United States. Although to date, the Company has not been adversely affected by COVID-19, the measures taken by the governments of countries affected could adversely affect the Company’s business, financial condition, and results of operations.

Note 6 – Stockholders’ Deficit

As of December 31, 2022, and June 30, 2022, there were 148,543,635 shares of common stock issued and outstanding.

During the three and six months ended December 31, 2021, the Company issued 0 and 5,200,000 shares of common stock, respectively, pursuant to subscriptions agreements for $520,000, or $0.10 per share.  There were no shares of common stock issued during the three and six months ended December 31, 2022.

Common stock issued for services

During the three and six months ended December 31, 2021, the Company issued 312,500 shares of common stock to third parties for services valued at $25,000, or $0.08 per share. There were no shares of common stock issued during the three months ended December 31, 2022.

Restricted stock and stock options

During the three and six months ended December 31, 2022, the Company recognized stock compensation expense on outstanding restricted stock awards and stock options of $436,044 and $1,077,109, respectively. During the three and six months ended December 31, 2021, the Company recognized stock compensation expense on outstanding restricted stock awards and stock options of $452,421 and $904,842, respectively.

During the three and six months ended December 31, 2022, the Company recognized $145,229 and $204,101 of expense related to the vesting of stock options to its board members and consultants. During the three and six months ended December 31, 2021, the Company recognized $64,010 and $105,689 of expense related to the vesting of stock options to its board members and consultants. The options granted in fiscal year 2022 vest pro-rata over the member’s term, have exercise prices between $0.02 and $0.03 and expire in five years from the date of grant. On June 8, 2022, the Company converted a total of $1,309,838 in outstanding notes payable and interest into 8,106,723 options to purchase common stock. On December 13, 2022, the Company converted a total of $436,044 in outstanding notes payable and interest into 2,952,548 options to purchase common stock (see note 2).

	Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Life (Years)
Outstanding – June 30, 2022	23,502,035	$0.11	2.92
Granted	6,997,064	0.03	4.69
Forfeited	-	-	-
Exercised	-	-	-
Outstanding – December 31, 2022	30,499,099	$0.05	4.25

In connection with the options the Company and valued with Black Scholes using the following inputs:

Six Months Ended December 31, 2022
Stock price	$0.02 - 0.03
Exercise price	$0.02 - 0.34
Expected term (in years)	4.94 – 5.00
Volatility (annual)	196.5% - 380.5%
Risk-free rate	2.42% - 4.22%

Note 7 – Derivative Liability

The Company issued debts that consist of the issuance of convertible notes with variable conversion provisions. The conversion terms of the convertible notes are variable based on certain factors, such as the future price of the Company’s common stock. The number of shares of common stock issuable upon conversion of the promissory note is indeterminate.  Pursuant to ASC 815-15 Embedded Derivatives, the fair values of the variable conversion option and shares to be issued were recorded as derivative liabilities on the issuance date and revalued at each reporting period.

A summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s common stock purchase warrants that are categorized within Level 3 of the fair value hierarchy for the Six Months Ended December 31, 2022 is as follows:

Six Months Ended December 31, 2022
Stock price	$0.02 – 0.05
Exercise price	$0.02 – 0.03
Contractual term (in years)	0.74 – 2.00
Volatility (annual)	213% - 381%
Risk-free rate	3.51% – 4.45%

The foregoing assumptions are reviewed quarterly and are subject to change based primarily on management’s assessment of the probability of the events described occurring. Accordingly, changes to these assessments could materially affect the valuations.

Financial Liabilities Measured at Fair Value on a Recurring Basis

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet under Derivative liability – warrants and derivative liabilities:

	Fair value measured at December 31, 2022
	Quoted prices in	Significant other	Significant unobservable
	active markets	observable inputs	inputs	Fair value at
	(Level 1)	(Level 2)	(Level 3)	December 31, 2022
Derivative liability	$-	$-	$706,208	$706,208
Total	$-	$-	$706,208	$706,208

	Fair value measured at June 30, 2022
	Quoted prices in active	Significant other	Significant
	markets	observable inputs	unobservable inputs	Fair value at
	(Level 1)	(Level 2)	(Level 3)	June 30, 2022
Derivative liability	$-	$-	$577,180	$577,180
Total	$-	$-	$577,180	$577,180

The fair value accounting standards define fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is determined based upon assumptions that market participants would use in pricing an asset or liability. Fair value measurements are rated on a three-tier hierarchy as follows:

●	Level 1 inputs: Quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 inputs: Inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly; and

●	Level 3 inputs: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

There were no transfers between Level 1, 2 or 3 during the six months ended December 31, 2022.

During the six months ended December 31, 2022 and 2021, the Company recorded gains of $250,672 and $24,523 respectively, from the change in fair value of derivative liability.

The following table presents changes in Level 3 liabilities measured at fair value for the period ended December 31, 2022:

Derivative Liability
Balance – June 30, 2022	$577,180
Changes due to issuances	379,700
Change in fair value of derivative liability	(250,672)
Balance – December 31, 2022	$706,208

The balance of the derivative liability at December 31, 2022 and June 30, 2022 was $706,208 and $577,180, respectively.

Note 8 – Subsequent Events

On January 10, 2023, the Company received the first tranche of $40,000 from the December 2022 Notes, see Note 2.

Report of Independent Registered Public Accounting Firm

The Stockholders and the Board of Directors of

Applife Digital Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Applife Digital Solutions, Inc. and Subsidiaries (collectively, the “Company”) as of June 30, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for each of the years in the two year period ended June 30, 2022 and 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2022, and the results of its operations and its cash flows for each of the years in the two year period ended June 30, 2022, in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and will require additional capital to fund its current operating plan. This raises substantial doubt about the

Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2019.

New York, NY

October 7, 2022

APPLIFE DIGITAL SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2022	June 30, 2021
ASSETS
Current assets
Cash	$189,233	$250,073
Prepaid expenses	8,038	34,113
Inventories	64,200	48,875
Total assets	261,471	333,061

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$103,355	$266,323
Common stock payable	10,475	-
Notes payable to shareholders	289,319	518,000
Notes payable - current, net	-	77,235
Derivative liabilities	577,180	28,576
Due to officer	-	6,428
Total current liabilities	980,329	896,562

Notes payable to shareholders, noncurrent	100,000	786,925
Total liabilities	1,080,329	1,683,487

Commitments and contingencies

Stockholders’ deficit
Common stock, $0.001 par value, 500,000,000 shares authorized; 148,543,635 and 135,524,617 shares issued and outstanding as of June 30, 2022 and 2021, respectively	148,545	135,526
Additional paid-in capital	12,410,428	8,350,779
Accumulated (deficit)	(13,377,831)	(9,836,731)
Total stockholders’ deficit	(818,858)	(1,350,426)
Total liabilities and stockholders’ deficit	$261,471	$333,061

The accompanying notes are an integral part of these audited consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended June 30,
	2022	2021
Revenue	$28,162	$4,951
Cost of goods sold	(25,907)	(3,682)
Gross profit	2,255	1,269

Operating expenses	3,012,414	3,719,355
Total operating expenses	3,012,414	3,719,355

Loss from operations	(3,010,159)	(3,718,086)

Other income (expense)
Interest expense	(500,919)	(561,899)
Loss on extension of notes payable	-	(41,214)
Gain on settlement of debt	48,619	-
Change in fair value of common stock	(11,283)	-
Change in fair value of derivative liability	(67,358)	94,359
Net loss before provision for income taxes	(3,541,100)	(4,226,840)
Provision for income taxes	-	-
Net loss	$(3,541,100)	$(4,226,840)

Basic and diluted loss per share	$(0.07)	$(0.10)

Average number of common shares outstanding - basic and diluted	51,075,639	40,380,171

The accompanying notes are an integral part of these audited consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total
Balance, June 30, 2020	127,037,531	$127,037	$5,037,883	$(5,609,891)	$(444,971)
Common stock issued for cash	1,200,000	1,200	118,800	-	120,000
Stock compensation	3,000,000	3,000	2,057,245	-	2,060,245
Common stock issued for services	3,265,327	3,268	565,368	-	568,636
Issuance of common stock payable	140,199	140	25,096	-	25,236
Shares issued for prepayment penalty	277,012	277	45,237	-	45,514
Payment of notes payable with issuance of common stock	604,548	604	115,580	-	116,184
Eliminate derivative liability upon repayment of debt	-	-	125,238	-	125,238
Equity component of issuance of convertible notes	-	-	260,332	-	260,332
Net loss	-	-	-	(4,226,840)	(4,226,840)
Balance, June 30, 2021	135,524,617	$135,526	$8,350,779	$(9,836,731)	$(1,350,426)

Common stock issued for cash	5,200,000	5,200	514,800	-	520,000
Stock compensation	4,000,000	4,000	2,010,612	-	2,014,612
Common stock issued for services	3,819,018	3,819	140,322	-	144,141
Settlement of notes payable with issuance of options to purchase common stock	-	-	1,393,915	-	1,393,915
Net loss	-	-	-	(3,541,100)	(3,541,100)
Balance, June 30, 2022	148,543,635	$148,545	$12,410,428	$(13,377,831)	$(818,858)

The accompanying notes are an integral part of these audited consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,541,100)	$(4,226,840)
Adjustment to reconcile change in net loss to net cash used in operating activities:
Amortization	192,396	293,499
Interest expense	137,924	-
Issuance of common stock for services	144,141	568,636
Shares issued for prepayment penalty	-	45,514
Loss on extension of notes payable	-	41,214
Stock compensation expense	2,014,612	2,060,245
Change in fair value of derivative liability	67,358	(94,359)
Gain on settlement of debt	(48,619)	-
Common stock payable	10,475	(54,764)
Changes in operating assets and liabilities:
Accounts receivable	-	7,574
Prepaid expenses and other current assets	26,075	354,313
Inventories	(15,325)	(5,200)
Accounts payable and accrued expenses	127,651	191,534
Net cash (used) in operating activities	(884,412)	(818,634)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable to shareholders	350,000	1,048,000
Proceeds from issuance of common stock	520,000	120,000
Payment on notes payable	(40,000)	(185,000)
Payment on amounts due to officer	(6,428)	-
Net cash provided from financing activities	823,572	983,000

Net increase (decrease) in cash and cash equivalents	(60,840)	164,366
Cash and cash equivalents, beginning of year	250,073	85,707
Cash and cash equivalents, end of year	$189,233	$250,073

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$16,153
Cash paid for taxes	$-	$-
Non-cash investing and financing activities:
Eliminate derivative liability upon repayment of debt	$-	$125,238
Issuance of common stock payable	$-	$25,236
Equity component of issuance of convertible notes	$-	$260,332
Payment of notes payable with issuance of common stock	$-	$74,970
Increase in derivative liability upon issuance of convertible note	$484,374	$-
Payment of notes payable with issuance of options to purchase common stock	$1,393,915	$-

The accompanying notes are an integral part of these audited consolidated financial statements

APPLIFE DIGITAL SOLUTIONS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization, Going Concern and Summary of Significant Accounting Policies

Organization

APPlife Digital Solutions Inc. (the “Company”) is a business incubator and portfolio manager that uses digital technology to create and invest in e-commerce and cloud-based solutions. The Company was formed March 5, 2018 in Nevada and has offices in San Francisco, California and Shanghai, China. The Company’s mission is using digital technology to create APPs and websites that make life, business and living easier, more efficient and just smarter.

Rooster Essentials APP SPV, LLC (the “Rooster”), incorporated on April 9, 2019, is a wholly owned subsidiary of the Company. Rooster is a fully customizable men’s subscription service that delivers daily use grooming needs and essential items.

B2BCHX SPV LLC (the “B2BCHX”), incorporated on June 5, 2019, is a wholly owned subsidiary of the Company. B2BCHX does an independent background check on mainland Chinese companies for small businesses globally.

Office Hop, incorporated on January 28, 2021, is a wholly owned subsidiary of the Company. Office Hop is a global sharing model platform for short term rentals of office and meeting rooms. Users can find an office or conference space for half-day, full-day, or weekly rental. Hosts can list their spare office or meeting rooms.

Going Concern

The Company has generated losses and negative cash flows from operations since inception.  The Company has historically financed its operations from equity financing. The Company anticipates additional equity financings to fund operations in the future. Should management fail to adequately address the issue, the Company may have to reduce its business activities or curtail its operations.  There can be no assurance that any additional financings, would be available to the Company on satisfactory terms and conditions if at all. The current pandemic known as COVID-19 as described in Note 5, creates additional uncertainty.

There have been outbreaks in several countries, including the United States, of the highly transmissible and pathogenic coronavirus (“COVID-19”). The outbreak of such COVID-19 resulted in a widespread health crisis that adversely affected general commercial activity and the economies and financial markets of many countries, including the United States. Although to date, the Company has not been adversely affected by COVID-19, the measures taken by the governments of countries affected could adversely affect the Company’s business, financial condition, and results of operations.

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and classification of liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might result if the Company is unable to continue as a going concern.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. All intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For the purpose of the consolidated statement of cash flows, the Company considers cash equivalents to include cash and investments with an original maturity of three months or less.

Income Taxes

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. The Company had no accrual for interest or penalties as of June 30, 2022.  The Company files income tax returns with the Internal Revenue Service (“IRS”) and the state of California.

Use of Estimates

Generally accepted accounting principles require that the consolidated financial statements include estimates by management in the valuation of certain assets and liabilities. Significant matters requiring the use of estimates and assumptions include, but are not necessarily limited to, fair value of the Company’s stock, stock-based compensation, BCF (Beneficial Conversion Feature) liabilities feature of convertible debt, and valuation allowance relating to the Company’s deferred tax assets. Management uses its historical records and knowledge of its business in making these estimates. Management believes that its estimates and assumptions are reasonable, based on information that is available at the time they are made. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company will recognize revenue from the sale of products and services in accordance with ASC 606, ”Revenue from Contracts with Customers,” by applying the following steps:  (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Stock Based Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provision of FASB ASC 718, Compensation – Stock Compensation (“ASC 718”), prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated financial statements based on the estimated grant date fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505, Equity–based Payments to Non-Employees (“ASC 505”).  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period, increased by potentially dilutive common shares ("dilutive securities") that were outstanding during the period. Dilutive securities include stock options and warrants granted, convertible debt, and convertible preferred stock.  There were no potentially dilutive securities for the years ended June 30, 2022 and 2021.

Fair Value of Financial Instruments

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to measure and disclosure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The three levels of fair value hierarchy defined by ASC 820 are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts reported in the Company’s financial statements for cash, accounts payable and accrued expenses approximate their fair value because of the immediate or short-term nature of these financial instruments.

Derivative Liability

FASB ASC 815, Derivatives and Hedging, requires all derivatives to be recorded on the consolidated balance sheet at fair value.  As of June 30, 2022, we used the Black-Scholes-Merton (BSM) model to estimate the fair value of the conversion feature of the convertible note. Key assumptions of the BSM model include the market price of our stock, the conversion price of the debt, applicable volatility rates, risk-free interest rates and the instrument’s remaining term.  These assumptions require significant management judgment.  In addition, changes in any of these variables during a period can result in material changes in the fair value (and resultant gains or losses) of this derivative instrument.

Inventories

Inventories, consisting of raw materials, work in process and products available for sale, are primarily accounted for using the first-in, first-out method (“FIFO”), and are valued at the lower of cost or net realizable value. This valuation requires management to make judgements based on currently available information, about the likely method of disposition, such as through sales to individual customers and returns to product vendors. As of June 30, 2022, the Company had inventories of $64,200. The Company has no allowance for inventory reserves.

Note 2 – Notes payable

In March 2018, the Company issued notes that carry an 8% annual interest rate and mature through December 31, 2019. In December 2019, $5,119 of principal was converted into Company common stock and payments were made of $11,381. In March 2020, the note was exchanged for a convertible promissory note that accrues interest at 10% per annum and matured on March 11, 2021.  The principal balance of the new note is $77,235 as of June 30, 2021. On August 21, 2021, The Company settled this note after the holder agreed to accept $40,000 payment to satisfy the total amount due. Hence, no additional interest was charged on the note.

Note 3 – Notes payable to shareholders

On July 3, 2019, the Company issued a $250,000 convertible promissory note (the “July 2019 Note”) to a lender (the “Lender”).  According to the terms the Lender funded the July 2019 Note as follows: $100,000 upon the execution of the Note, $50,000 on August 1, 2019, $50,000 on September 1, 2019, and the remaining $50,000 on October 1, 2019.  The outstanding principal balance of the Note shall bear interest at the rate of twelve percent (12%) per annum.  The balance of the July 2019 Note was $250,000 on June 30, 2021 and matures July 03, 2021. On August 28, 2021, the investor agreed to extend the note till July 03, 2022. On June 8, 2022 the Company converted the outstanding $250,000 in principal and $85,266 in interest into 1,672,995 options to purchase common stock. The options were valued at $26,959, in the aggregate, using Black Scholes.

On November 22, 2019, Company issued a $170,000 convertible promissory note (the “November 2019 Note”) to the Lender that accrues interest at 12% per annum.  The July and November Notes contain embedded derivatives, see Note 7. On June 8, 2022 the Company converted the outstanding $170,000 in principal and $51,922 in interest into 651,726 options to purchase common stock. The options were valued at $11,887, in the aggregate, using Black Scholes.

On July 14, 2020 and October 21, 2020, the Company sold convertible notes (“2020 Notes”) bearing 12% interest in the principal amounts of $340,000 and $348,000, respectively.  Subject to certain ownership limitations, the notes will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion price of $0.144.  The beneficial conversion features of these notes were valued at $85,000 and $135,333, respectively, and are amortized over the life of the notes. On June 8, 2022 the Company converted both loans, in which on that date, the outstanding $340,000 and $348,000 in principle, and $77,576 and $68,075 in interest, were converted into 2,896,611 and 2,895,431  options to purchase common stock. The options were valued at $69,310, and $69,043, respectively, in the aggregate, using Black Scholes.

On January 12, 2021, the Company sold convertible notes bearing 12% interest on the principal amount of $360,000, respectively. The principal amount was agreed to be paid in two tranches of $180,000 each, received on February 19, 2021 and March 08, 2021. The note is subject to certain ownership limitations and will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion rate of $0.144. The beneficial conversion features of this note were valued at $35,500 and $7,500 for each tranche received and are amortized over the life of the note.

On February 04, 2022, the Company sold convertible note bearing 12% interest in the principal amount of $350,000 (“February 2022 Notes”). The note will be paid in three tranches with first tranche of $100,000 received on March 28, 2022. The second and third tranches of $150,000 and $100,000 each, were received on May 3, 2022, and June 21, 2022, respectively. The note is subject to certain ownership limitations and will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion rate of $ 0.013. The February 2022 Notes contain embedded derivatives, see Note 7.

On June 8, 2022, the Company converted the July 2019 Notes, November 2019 Note and the 2020 Notes (collectively “Converted Notes”), with an aggregate principal balance of $1,108,000 and $282,838 of accrued interest into stock options.  The options expire in five years with the exercise prices ranging between $0.14 and $0.34.  The options were valued at $216,981, in the aggregate, using Black Scholes.

Amount
Balance of notes payable, net of discount on June 30, 2021	$1,382,160
Issuances of debt, net of discount	350,000
Amortization of debt discount	192,396
Embedded Conversion Feature - debt discount	(350,000)
Payments on notes payable	(40,000)
Settlement of notes payable less accrued interest	(1,108,000)
Loss on the forgiveness of debt	(37,237)
Balance of notes payable, net of discount as of June 30, 2022	$389,319

Note 4 – Related Party Transactions

Due to Officer

During the year ending June 30, 2018, the Company received advances from its officer to pay for certain operating expenses. The balance due to the officer at June 30, 2022 and 2021 was $0 and $6,428, respectively. There are no definitive repayment terms and no interest is accruing on these advances.

Notes Payable to Shareholder

During the year ended June 30, 2022, the Company received $350,000 in notes payable to related parties, see note 3, notes payable to shareholders for detail. Additionally, during the year ended June 30, 2022, the Company and the shareholder agreed to covert an aggregate $1,108,000 and $282,838 in outstanding principal and interest into  an aggregate 8,106,723 options to purchase common stock, see note 7, stockholders’ equity for further detail.

Note 5 – Concentrations

Cash Concentration

The Company maintains its cash and cash equivalents at financial institutions in the United States and China, which may, at times, exceed federally insured limits or similar limits in foreign jurisdictions.  At June 30, 2022, the Company’s cash balance did not exceed the FDIC insurance limit.  The Company has not experienced any losses in such accounts.

Note 6 – Commitments and Contingencies

Legal Matters

From time to time the Company may be involved in certain legal actions and claims arising in the ordinary course of business.  The Company was not a party to any specific legal actions or claims at June 30, 2022.

Other Risks

There have been outbreaks in several countries, including the United States, of the highly transmissible and pathogenic coronavirus (“COVID-19”). The outbreak of such COVID-19 resulted in a widespread health crisis that adversely affected general commercial activity and the economies and financial markets of many countries, including the United States. Although to date, the Company has not been adversely affected by COVID-19, the measures taken by the governments of countries affected could adversely affect the Company’s business, financial condition, and results of operations.

Note 7 – Stockholders’ Equity (Deficit)

As of June 30, 2022, and June 30, 2021, there were 148,543,635 and 135,524,617 shares of common stock issued and outstanding, respectively.

During the years ended June 30, 2022 and 2021, the Company issued 5,200,000 and 1,200,000 shares of common stock pursuant to subscriptions agreements for $520,000 and $120,000, respectively, or $0.10 per share.

Common stock issued for services

During the years ended June 30, 2022 and 2021, the Company issued 3,819,018 and 3,265,327 shares of common stock to third parties for services valued at $144,141 and $568,636, respectively, with prices between $0.02 and $0.24 per share.

Issuance of common stock payable

During the year ended June 30, 2021, the Company issued 140,199 shares of common stock owed to third parties for services rendered during the year, valued at $25,236. The Company has a balance of $10,475 of common stock payable as of the year ended June 30, 2022.

Restricted stock and Stock options

During the year ended June 30, 2022, and 2021, the Company recognized stock compensation expense on outstanding restricted stock awards of $2,014,613 and $2,060,244, respectively.

During the years ended June 30, 2022 and 2021, the Company granted 8,106,723 and 4,094,959 stock options, in the aggregate, to its board members and consultants.  The options granted in fiscal year 2022 vest pro-rata over the member’s term, have exercise prices between $0.02 and $0.03 and expire in five years from the date of grant. The options 8,106,723 options were issued on June 8, 2022 and were issued in exchange for $1,309,838 in outstanding principal and interest respective (see note 5) from notes payable.

On June 15, 2022, the Company granted 2,000,000 stock options to its attorney as compensation.  The options vest pro-rata over five years, have exercise price of $0.03 and expire in five years from the date of grant.

	Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Life (Years)
Outstanding – July 1, 2020	-	$-	-
Granted	4,094,959	0.15	5
Exercised	-	-	-
Outstanding – June 30, 2021	4,094,959	$0.15	5
Granted	19,407,076	0.10	4.78
Exercised	-	-	-
Outstanding – June 30, 2022	23,502,035	$0.11	2.92

The Company recognized $233,471 and $488,296 of expense during the years ended June 30, 2022 and 2021, respectively, in connection with the options and valued with Black Scholes using the following inputs:

Year Ended June 30, 2022
Stock price	$0.02 - 0.03
Exercise price	$0.02 – 0.34
Expected term (in years)	4.94 – 5.00
Volatility (annual)	141.5% - 271.1%
Risk-free rate	1.39% - 2.94%

Year Ended June 30, 2021
Stock price	$0.11 - 0.20
Exercise price	$0.22 - 0.37
Expected term (in years)	3 – 5
Volatility (annual)	187% – 271.1%
Risk-free rate	0.05% – 0.12%

Shares issued for prepayment penalty

On September 29, 2020, the Company paid $81,675 towards one of its outstanding notes, which includes principal of $55,000, prepayment penalty of $21,175 and accrued interest of $5,500.  As an inducement to pay off the note early, the Company issued 153,410 shares of common stock valued at $0.20 per share, or $30,682 to the Investor (see Note 2).

On October 29, 2020, the Company paid $81,553 toward the final tranche of the notes issued on October 1, 2019, which consists of principal of $55,000, interest of $5,410 and a prepayment penalty of $21,143.  The Company also issued 123,602 shares to the creditor valued at $14,832 in conjunction with the prior extension of this note.

Equity component of issuance of convertible notes

On July 14, 2020 and October 21, 2020, the Company sold convertible notes bearing 12% interest in the principal amounts of $340,000 and $348,000, respectively.  Subject to certain ownership limitations, the notes will be convertible at the option of the holder at any time into shares of the Company’s common stock at an effective conversion price of $0.144.  The embedded conversion features of these notes were valued at $85,000 and $135,333, respectively, and is amortized over the life of the notes.

On January 12, 2021, the Company sold convertible notes bearing 12% interest on the principal amount of $360,000, respectively (see Note 2). The embedded conversion features of the notes were valued at $40,000 and is amortized over the life of the notes.

Note 8 – Derivative Liability

The Company issued debts that consist of the issuance of convertible notes with variable conversion provisions. The conversion terms of the convertible notes are variable based on certain factors, such as the future price of the Company’s common stock. The number of shares of common stock to be issued is based on the future price of the Company’s common stock. The number of shares of common stock issuable upon conversion of the promissory note is indeterminate. Pursuant to ASC 815-15 Embedded Derivatives, the fair values of the variable conversion options and shares to be issued were recorded as derivative liabilities on the issuance date and revalued at each reporting period.

A summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s common stock purchase warrants that are categorized within Level 3 of the fair value hierarchy for the year ended June 30, 2022 is as follows:

Year Ended June 30, 2022
Stock price	$0.02 – 0.04
Exercise price	$0.01 – 0.36
Contractual term (in years)	0.14 – 5.00
Volatility (annual)	166% - 201%
Risk-free rate	0.04% - 3.03

The foregoing assumptions are reviewed quarterly and are subject to change based primarily on management’s assessment of the probability of the events described occurring. Accordingly, changes to these assessments could materially affect the valuations.

Financial Liabilities Measured at Fair Value on a Recurring Basis

Financial liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet under Derivative liability – warrants and derivative liabilities:

	Fair value measured at June 30, 2022
	Quoted prices in active	Significant other	Significant
	markets	observable inputs	unobservable inputs	Fair value at
	(Level 1)	(Level 2)	(Level 3)	June 30, 2022
Derivative liability	$-	$-	$577,180	$577,180
Total	$-	$-	$577,180	$577,180

	Fair value measured at June 30, 2021
	Quoted prices in active	Significant other	Significant
	markets	observable inputs	unobservable inputs	Fair value at
	(Level 1)	(Level 2)	(Level 3)	June 30, 2021
Derivative liability	$-	$-	$28,576	$28,576
Total	$-	$-	$28,576	$28,576

The fair value accounting standards define fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is determined based upon assumptions that market participants would use in pricing an asset or liability. Fair value measurements are rated on a three-tier hierarchy as follows:

•	Level 1 inputs: Quoted prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2 inputs: Inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly; and

•	Level 3 inputs: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

There were no transfers between Level 1, 2 or 3 during the years ended June 30, 2022 and 2021.

In the year ending June 30, 2021, the Company recorded a decrease in fair value of derivative liability of $94,356.

In the year ending June 30, 2022, the Company recorded an increase in fair value of derivative liability of $130,593.

The following table presents the activity for derivative liabilities measured at estimated fair value:

Derivative Liability
Balance as of June 30, 2020	$248,173
Additions during the period	-
Change in fair value	(94,357)
Change due to conversion / exercise / redemptions	(125,240)
Balance as of June 30, 2021	$28,576
Additions during the period	484,376
Change in fair value	67,360
Change due to conversion / exercise / redemptions	(3,132)
Balance as of June 30, 2022	$577,180

The balance of the derivative liability at June 30, 2022, and 2021 was $577,180 and $28,576, respectively.

Note 9 – Income Taxes

The Company files corporate income tax returns in the United States (federal) and in Delaware.  Since the Company incurred net operating losses in every tax year since inception, the 2020, 2021 and 2022 income tax returns are subject to examination and adjustments by the IRS for at least three years following the year in which the tax attributes are utilized.

As of June 30, 2022, the Company had federal net operating loss carry forwards of $5,445,000 and state net operating loss carryforwards of $4,053,000. Federal net operating losses generated since inception amounting to $5.273,000, no longer have an expiration for the years the Company has been operating. State net operating loss carryforwards will begin to expire in 2039 through 2042. The Company also had net operating losses of $23,000 in China which will expire in 2032. Net operating loss carry forwards may be limited in available usage under Internal Revenue Code 382 as a result of the issuance of additional stock. The Company is currently reviewing the limitation.

Other than minimum taxes, the company does not incur a provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets due to the uncertainty surrounding the realizability of the benefit, based on a more likely than not criteria and in consideration of available positive and negative evidence.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consist of the following:

	Year Ended June 30,
	2022	2021

Deferred Tax Assets
Net Operating Loss Carryforward	$1,427,731	$1,078,203
Stock Based Compensation	1,193,811	592,103
Unrealized loss on Debt conversion	10,036	10,036
Valuation Allowance	(2,631,578)	(1,680,342)
Net Deferred Tax Assets	$-	$-

Reconciliation of the statutory federal income tax to the Company’s effective tax:

	Year Ended June 30,
	2022	2021
	%	%
Statutory federal tax rate	21.00%	21.00%
State taxes, net of federal benefit	6.26%	3.99%
Non-deductible Stock Compensation	-%	(1.61)%
Other	(0.40)%	0.47%
Valuation Allowance	(26.86)%	(23.85)%
Provision for income taxes	-%	-%

Note 10 – Subsequent Events

The Company has evaluated subsequent events through the filing of this Form 10-K and determined that no material events occurred.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
5.1	Opinion of Counsel on legality of securities being registered (2)
10.1 23.1	Equity Financing Agreement with GHS Investments, LLC dated December 15, 2022 (3) Consent of RBSM LLP (2)
107	Filing Fee Table (2)

(1)Incorporated by reference to Form S-1 Registration Statement filed on October 18, 2018

(2)Incorporated by reference to Form S-1 Registration Statement filed on January 24, 2023

(3)Incorporated by reference to Form 8-K filed on December 23, 2022

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on March 6, 2023.

APPlife Digital Solutions, Inc.

/s/ Matthew Reid
By: Matthew Reid
Its: Principal Executive Officer, Principal Accounting Officer, Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Matthew Reid	Principal Executive Officer, Principal Accounting Officer, Secretary and Director	March 6, 2023

Name	Title	Date

/s/ Don Savant	Director	March 6, 2023

Name	Title	Date

/s/ Tracy Gray	Director	March 6, 2023

Name	Title	Date

/s/ Sid Ganis	Director	March 6, 2023
Name	Title	Date

/s/ Richard Walden	Director	March 6, 2023